Exhibit 99.2

Ford Motor Company and Subsidiaries
SECTOR STATEMENT OF INCOME
For the Periods Ended June 30, 2003 and 2002
(in millions, except per share amounts)

	Second Quarter		First Half

	2003	2002	2003	2002

	(unaudited)		(unaudited)
AUTOMOTIVE
Sales	$34,182	$35,197	$68,382	$67,368
Costs and expenses
Cost of sales	31,684	32,245	62,768	62,168
Selling, administrative and other expenses	2,472	2,365	4,785	4,673

Total costs and expenses	34,156	34,610	67,553	66,841

Operating income/(loss)	26	587	829	527

Interest income	134	171	282	283
Interest expense	229	336	542	697

Net interest income/(expense)	(95)	(165)	(260)	(414)

Equity in net income/(loss) of affiliated companies	72	(19)	93	(80)

Income/(loss) before income taxes — Automotive	3	403	662	33

FINANCIAL SERVICES
Revenues	6,488	7,010	13,176	14,300
Costs and expenses
Interest expense	1,598	1,885	3,242	3,873
Depreciation	2,277	2,540	4,844	5,101
Operating and other expenses	1,219	1,214	2,425	2,652
Provision for credit and insurance losses	679	771	1,272	1,731

Total costs and expenses	5,773	6,410	11,783	13,357

Income/(loss) before income taxes — Financial Services	715	600	1,393	943

TOTAL COMPANY
Income/(loss) before income taxes	718	1,003	2,055	976
Provision for/(benefit from) income taxes	195	289	531	269

Income/(loss) before minority interests	523	714	1,524	707
Minority interests in net income of subsidiaries	98	95	200	168

Income/(loss) from continuing operations	425	619	1,324	539
Income/(loss) from discontinued/held-for-sale operations	(3)	(9)	(6)	(21)
Loss on disposal of discontinued/held-for-sale operations	(5)	(40)	(5)	(40)
Cumulative effect of change in accounting principle	—	—	—	(1,002)

Net income/(loss)	$417	$570	$1,313	$(524)

Income/(loss) attributable to Common and Class B Stock after Preferred Stock dividends	$417	$567	$1,313	$(531)
Average number of shares of Common and Class B Stock outstanding	1,832	1,813	1,832	1,810

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$0.23	$0.34	$0.72	$0.29
Income/(loss) from discontinued/held-for-sale operations	—	(0.01)	—	(0.01)
Loss on disposal of discontinued/held-for-sale operations	—	(0.02)	—	(0.02)
Cumulative effect of change in accounting principle	—	—	—	(0.55)

Net income/(loss)	$0.23	$0.31	$0.72	$(0.29)

Diluted income/(loss)
Income/(loss) from continuing operations	$0.22	$0.31	$0.67	$0.29
Income/(loss) from discontinued/held-for-sale operations	—	—	—	(0.01)
Loss on disposal of discontinued/held-for-sale operations	—	(0.02)	—	(0.02)
Cumulative effect of change in accounting principle	—	—	—	(0.55)

Net income/(loss)	$0.22	$0.29	$0.67	$(0.29)

Cash dividends	$0.10	$0.10	$0.20	$0.20